Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of Independence Contract Drilling, Inc. of our report dated May 7, 2014, relating to our audits of the consolidated financial statements, appearing in the Company’s Annual Report on Form 10-K of Independence Contract Drilling, Inc. for the period from January 1, 2012 through March 1, 2012.

/s/ Calvetti Ferguson

Houston, Texas

September 1, 2015